                                                                      EXHIBIT 99

FOR IMMEDIATE RELEASE



                                  CONTACT: For Gen-X Sports Inc. -
                                           John Collins, President
                                           (416) 630-4996

                                  CONTACT: For First Team Sports, Inc. -
                                           Debbie Favilla, Investor Relations
                                           (763) 576-3543


                  FIRST TEAM SPORTS, INC. SHAREHOLDERS APPROVE

                          MERGER WITH GEN-X SPORTS INC.


         Minneapolis, October 15, 2001 -- First Team Sports, Inc. ("First Team") (Nasdaq: FTSP), announced today that First Team's shareholders approved the Agreement and Plan of Merger dated July 13, 2001, by and among Gen-X Sports Inc. ("Gen-X"), FTS Merger Corp. and First Team (the "Merger Agreement") at the Company's Special Meeting of Shareholders held on October 10, 2001.

         Votes representing 3,588,062 shares of First Team common stock were cast for adoption of the Merger Agreement. The affirmative vote represents approximately 60.6% of the number of shares outstanding, and 97.6% of the shares that voted.

         Upon the closing of the Merger, which took place earlier today, First Team Sports became a wholly-owned subsidiary of Gen-X, a Toronto-based company that designs, manufactures, markets and distributes various branded sporting goods products including Tommy Armour(R), Ram(R), TearDrop(R), Zebra(R), Limited(R), Lamar(R), Oxygen(R), Rage(R) and Dukes(R). Under terms of the Merger Agreement, each share of First Team common stock outstanding at the effective time of the Merger was converted into the right to receive $1.76 per share in cash.

         First Team manufactures and distributes high quality inline roller skates and accessories, and ice hockey products under the trademarks UltraWheels(R), Skate Attack(R) and Hespeler(R). First Team's products are manufactured and assembled to its specifications abroad.


                                       1